      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1996

                                                  REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                             ---------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         TEXAS INSTRUMENTS INCORPORATED
      (Exact name of registrant and guarantor as specified in its charter)

                     DELAWARE
 (State or other jurisdiction of incorporation or                      75-0289970
                    organization)                         (I.R.S. Employer Identification No.)

                                                              RICHARD J. AGNICH, SECRETARY
                                                             TEXAS INSTRUMENTS INCORPORATED
          13500 NORTH CENTRAL EXPRESSWAY                     13500 NORTH CENTRAL EXPRESSWAY
                  P.O. BOX 655474                                    P.O. BOX 655474
             DALLAS, TEXAS 75265-5474                           DALLAS, TEXAS 75265-5474
                  (214) 995-2551                                     (214) 995-2551
         (Address, including zip code, and                 (Name, address, including zip code,
      telephone number, including area code,                 and telephone number, including
   of registrant's principal executive offices)             area code, of agent for service)

                             ---------------------
                                    Copy to:

                              EDWIN DEANE LEONARD
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                            TELEPHONE (212) 450-4000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

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                                                                             PROPOSED MAXIMUM
                                                            PROPOSED MAXIMUM     AGGREGATE      AMOUNT OF
TITLE OF EACH CLASS OF                        AMOUNT TO BE   AGGREGATE PRICE     OFFERING     REGISTRATION
SECURITIES BEING REGISTERED                  REGISTERED(1)     PER UNIT(2)      PRICE(2)(3)        FEE
- -----------------------------------------------------------------------------------------------------------
Debt Securities, Preferred Stock ($25.00 par
  value), Depositary Shares(4) and Common
  Stock ($1.00 par value)(5)(6)............ $500,000,000(3)       100%        $500,000,000     $172,414
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------

(1) Or, if any securities are issued at original issue discount, such greater amount as shall result in an initial aggregate offering price of $500,000,000.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.

(3) In U.S. dollars or the equivalent thereof in foreign currencies, currency units or composite currencies.

(4) Depositary Shares will be issued solely for the purpose of evidencing ownership of Preferred Stock. No separate consideration will be received for Depositary Shares.

(5) Includes such presently indeterminate number of shares of Common Stock into which certain series of the Debt Securities and Preferred Stock may be converted and for which no separate consideration will be given.

(6) Includes Preferred Share Purchase Rights. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME A FINAL    *
*  PROSPECTUS SUPPLEMENT IS DELIVERED. THIS PROSPECTUS SHALL NOT          *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


PROSPECTUS (SUBJECT TO COMPLETION)                                              COMPANY LOGO
ISSUED MAY 13, 1996

                         TEXAS INSTRUMENTS INCORPORATED

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK

                             ---------------------
     Texas Instruments Incorporated (the "Company") may from time to time offer, together or separately, its (i) debt securities (the "Debt Securities"), (ii) shares of preferred stock, par value $25.00 per share (the "Preferred Stock"), which may be issued in the form of Depositary Shares (as defined below) evidenced by Depositary Receipts (as defined below), and (iii) shares of common stock, par value $1.00 per share (the "Common Stock"). The Debt Securities and Preferred Stock may be convertible into Common Stock.

     The Debt Securities, Preferred Stock and Common Stock are collectively called the "Securities." The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to the initial public offering price of $500,000,000 (or its equivalent in one or more foreign currencies, currency units or composite currencies). Specific terms of the securities in respect of which this Prospectus is being delivered ("Offered Securities") will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, without limitation, the following: (i) in the case of the Debt Securities, the specific designation, aggregate principal amount, authorized denomination, maturity, rate (which may be fixed or variable) or method of calculation of interest and dates for payment thereof, and any exchangeability, conversion, redemption, prepayment or sinking fund provisions and any listing on a securities exchange, (ii) in the case of Preferred Stock, the designation, number of shares or fractional interests therein, liquidation preference per security, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption, conversion or exchange provisions, any other rights, preferences, privileges, limitations, and restrictions relating to the Preferred Stock, and any listing on a securities exchange, and (iii) in the case of Common Stock, the number of shares offered, the initial offering price, market price and dividend information.

     The Offered Securities may be offered directly, through agents designated from time to time, through dealers, through underwriters or through remarketing firms. Such agents or underwriters may act alone or with other agents or underwriters. See "Plan of Distribution." Any such agents, dealers, underwriters or remarketing firms will be set forth in a Prospectus Supplement. If an agent of the Company or a dealer, underwriter or remarketing firm is involved in the offering of the Offered Securities, the agent's commission, dealer's purchase price, underwriter's discount, remarketing firm's compensation and net proceeds to the Company will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers, agents or remarketing firms participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933.

     This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
               The date of this Prospectus is             , 1996.

     IN CONNECTION WITH AN OFFERING, THE UNDERWRITERS FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE OFFERED SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, AGENT, DEALER OR REMARKETING FIRM. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF.

                             ---------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The registration statement of which this Prospectus forms a part, as well as reports, proxy statements and other information filed by the Company, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is listed on the New York Stock Exchange and reports and other information herein and therein concerning the Company can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are hereby incorporated herein by reference and made a part of this Prospectus:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

          (c) The Company's Current Reports on Form 8-K dated January 2, 1996, January 18, 1996, January 24, 1996, January 25, 1996, February 5, 1996 and March 6, 1996.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Texas Instruments Incorporated, 13500 North Central Expressway, Post Office Box 655474, Dallas, Texas 75265-5474, Attention:
Manager of Investor Relations, telephone (214) 995-3773.

                         TEXAS INSTRUMENTS INCORPORATED

     Texas Instruments Incorporated (the "Company") was incorporated in the State of Delaware in 1938, and has its principal executive offices in Dallas, Texas. The Company is engaged in the development, manufacture and sale of a variety of products in the electrical and electronics industry for industrial, government and consumer markets. These products consist of components, defense electronics and digital products. The Company also produces metallurgical materials. The Company's business is based principally on its broad semiconductor technology and application of this technology to selected electronic end-equipment markets.

     The mailing address of the Company's principal executive offices is Post Office Box 655474, Dallas, Texas 75265-5474, and its telephone number is (214) 995-2551.

                                USE OF PROCEEDS

     The net proceeds received by the Company from the sale of the Offered Securities will be added to the Company's general funds and used for general corporate purposes, including possible redemption or purchase of existing debt securities of the Company.

      RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table shows the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the years ended December 31, 1991 through 1995 and for the three months ended March 31, 1996.

                                               YEARS ENDED DECEMBER 31,               THREE MONTHS
                                      ------------------------------------------         ENDED
                                      1991     1992     1993     1994      1995      MARCH 31, 1996
                                      ----     ----     ----     -----     -----     --------------
    Ratio of earnings to fixed
      charges(1)....................  (2)      4.8x     8.5x     11.6x     15.6x          12.2x
    Ratio of earnings to combined
      fixed charges and preferred
      stock dividends(1)............  (3)      3.1x     6.5x     11.6x     15.6x          12.2x

- ---------------

(1) For the purpose of computing the above ratios, "earnings" consist of income
    (loss) before provision for income taxes, interest expense, amortization of capitalized interest and that portion of rental and lease expense which is representative of interest; "fixed charges" consist of interest incurred (expensed and capitalized) and that portion of rental and lease expense which is representative of interest; and "preferred stock dividends" are calculated by increasing preferred stock dividends to an amount representing the pre-tax earnings which would be required to cover such dividend requirements. No shares of Preferred Stock have been issued or outstanding since the end of 1993.

(2) Not meaningful because of losses for 1991. The coverage deficiency (amount by which "fixed charges" exceed "earnings") for 1991 was $309 million.

(3) Not meaningful because of losses for 1991. The coverage deficiency (amount by which "combined fixed charges and preferred stock dividends" exceed "earnings") for 1991 was $343 million.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued in one or more series under an
Indenture dated as of             , 1996 (the "Indenture") between the Company
and Citibank, N.A., as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture. The numerical references below are to provisions of the Indenture. Whenever a defined term is indicated, the definition thereof is contained in the Indenture.

GENERAL

     The Indenture does not limit the amount of debentures, notes or other evidences of indebtedness which may be issued thereunder (such securities issued under the Indenture being herein referred to as "Debt Securities"). The Indenture provides that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in United States dollars or, at the option of the Company, in foreign currencies or units based on or relating to foreign currencies, including European Currency Units ("ECUs"). The Debt Securities will be unsecured and will rank on a parity with any other unsecured and unsubordinated obligations of the Company. Thus, the Company will not issue any unsecured indebtedness which is senior to the Debt Securities. As of March 31, 1996, the Company had no long-term indebtedness outstanding that is secured by any of its assets. If the Company, however, issues indebtedness secured by any of its assets, such secured indebtedness generally will be senior, with respect to such assets, to the Offered Debt Securities. Except as may be described in the Prospectus Supplement relating to a specific series of Debt Securities, the Indenture does not contain any covenants or provisions that may afford holders of Debt Securities protection in the event of a highly leveraged transaction.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities (to the extent such terms are applicable to such Debt Securities): (i) designation, aggregate principal amount, purchase price and denomination; (ii) any rights of the holders of the Offered Debt Securities to convert or exchange such Debt Securities and, if so, the securities or rights into which such Debt Securities are convertible or exchangeable, the terms and conditions upon which such conversion or exchange will be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other related provisions; (iii) currency or units based on or relating to currencies in which such Debt Securities are denominated and/or in which principal (and premium, if any) and/or any interest will or may be payable; (iv) any index used to determine the amount of payments of principal of and premium, if any, and interest on the Offered Debt Securities; (v) any date of maturity; (vi) interest rate or rates (or method by which such rate will be determined), if any; (vii) the dates on which any such interest will be payable; (viii) the place or places where the principal of and interest, if any, on the Offered Debt Securities will be payable; (ix) any redemption or sinking fund provisions; (x) whether the Offered Debt Securities will be issuable in registered form or bearer form or both and, if Offered Debt Securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Offered Debt Securities in bearer form; (xi) whether the Offered Debt Securities will be represented by a single permanent global security or a temporary global security; (xii) whether and under what circumstances the Company will pay additional amounts on Offered Debt Securities held by a person who is not a U.S. person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and (xiii) any other specific terms of the Offered Debt Securities, including any terms which may be required by or advisable under applicable laws or regulations.

     Debt Securities may be presented for conversion or exchange, and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities (bearing either no interest or bearing interest at a rate which at the time of issuance is below the prevailing market rate) to be sold at a substantial discount below their stated principal amount. Any special federal income tax and other considerations applicable to such Original Issue Discount Securities are described in the Prospectus Supplement relating thereto.

GLOBAL SECURITIES

     The registered Debt Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of persons that have accounts with such Depositary ("Participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Registered Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of Participants) or by Participants or persons that hold through Participants (with respect to interests of persons other than Participants).

     So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by Participants to owners of beneficial interests in such Registered Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such Participants.

     If the Depositary for any Debt Security represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities.

CERTAIN COVENANTS OF THE COMPANY

     The following covenants apply to the Offered Debt Securities unless the Prospectus Supplement indicates otherwise.

     Certain Definitions. The term "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if it is not practicable to determine such rate, then at the Company's incremental borrowing rate determined in accordance with generally accepted accounting principles) of the obligation of the lessee for net rental payments during the remaining term of any lease. (Section 3.7)

     The term "Consolidated Net Tangible Assets" means, at any date, the total assets appearing on the audited annual consolidated balance sheet of the Company and its subsidiaries for the Company's most recently completed fiscal year, prepared in accordance with generally accepted accounting principles, less (a) all current liabilities as shown on such balance sheet, and (b) intangible assets. (Section 1.1)

     The term "Funded Debt" means all Debt whether incurred, assumed or guaranteed, including purchase money indebtedness, maturing by its terms more than one year from the date of creation thereof or which is renewable or extendable at the sole option of the obligor in such manner that it may become payable more than one year from the date of creation thereof. (Section 1.1)

     The term "Principal Manufacturing Property" means each manufacturing or processing plant or facility of the Company or a subsidiary located in the United States of America (other than its territories and possessions) or Puerto Rico, except any such manufacturing or processing plant or facility which the Board of Directors by resolution reasonably determines not to be of material importance to the total business conducted by the Company and its consolidated subsidiaries. (Section 1.1)

     The term "Restricted Subsidiary" means (a) any subsidiary of the Company which owns or is the lessee of any Principal Manufacturing Property; provided, however, that the term "Restricted Subsidiary" shall not include (i) any subsidiary primarily engaged in financing the operations of the Company or its subsidiaries or both or (ii) any subsidiary acquired or organized for the purpose of business acquisitions, or (b) any other subsidiary which is hereafter designated by the Board of Directors as a Restricted Subsidiary. (Section 1.1)

     Restrictions on Liens. The Company will not nor will it permit any Restricted Subsidiary to issue or assume any debt for money borrowed (hereinafter, including guarantees thereof, referred to as "Debt"), if such Debt is secured by a mortgage, pledge, lien or other encumbrance (hereinafter referred to as a "Mortgage") upon any Principal Manufacturing Property or on any shares of stock or Debt of any Restricted Subsidiary (whether such Principal Manufacturing Property, shares of stock or Debt is now owned or hereafter acquired) without in any such case effectively providing that the Debt Securities shall be secured equally and ratably with such Debt. The foregoing restrictions shall not apply to (i) Mortgages on property existing at the time of or within 120 days after acquisition thereof and certain purchase money Mortgages, (ii) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary, (iii) Mortgages in favor of the United States or any political subdivision or any instrumentality thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages, (iv) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (i) through (iii), and (v) Mortgages securing the indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary. (Section 3.6)

     Restrictions on Sale and Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any lease longer than three years covering any Principal Manufacturing Property that is sold to any other person in connection with such lease unless the proceeds from such sale or transfer shall be at least equal to the fair value of such property as determined by resolution of the Company's Board of Directors and either: (i) the Company or such Restricted Subsidiary would be entitled, pursuant to "Restrictions on Liens" described above, to incur Debt secured by a mortgage on the Principal Manufacturing Property involved in an amount at least equal to the Attributable Debt in respect thereof without equally and ratably securing the Debt Securities, provided, that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions of such restrictions on liens, or (ii) within a period commencing twelve months prior to the consummation of the sale and leaseback transaction and ending twelve months after consummation of such transaction, the Company or such Restricted Subsidiary has expended or will expend for Principal Manufacturing Property an amount equal to (a) the proceeds of such sale and leaseback transaction and the Company elects to designate such amount as a credit against such transaction or (b) a part of the proceeds of such sale and leaseback transaction and the Company elects to designate such amount as a credit against such transaction and treats an amount equal to the remainder of the proceeds as provided in clause (iii) hereof, or (iii) an amount equal to such Attributable Debt (less any amount elected under clause (ii) hereof) (a) is applied within 120 days after the transaction to the retirement of Funded Debt or (b) is considered Attributable Debt for purposes of the calculation of Exempted Debt (as hereinafter referred to) and, after giving effect thereto, Exempted Debt does not exceed 5% of Consolidated Net Tangible Assets. (Section 3.7)

     Exempted Debt. Notwithstanding the restrictions on Mortgages and sale and leaseback transactions described above, the Company or its Restricted Subsidiaries may, in addition to amounts permitted under such restrictions, create Debt secured by Mortgages, or enter into sale and leaseback transactions, which would otherwise be subject to the foregoing restrictions, without equally and ratably securing the Debt Securities and without any obligation to make expenditures for Principal Manufacturing Property or to retire any Debt, provided, that after giving effect thereto, the aggregate additional outstanding amount of such Debt secured by Mortgages plus Attributable Debt resulting from such sale and leaseback transactions does not exceed 5% of Consolidated Net Tangible Assets. (Sections 3.6 and 3.7)

EVENTS OF DEFAULT

     An Event of Default will occur under the Indenture with respect to Debt Securities of any series if (a) the Company shall fail to pay when due any installment of interest on any of the Debt Securities of such series and such default shall continue for 30 days, (b) the Company shall fail to pay when due all or any part of the principal of (and premium, if any, on) any of the Debt Securities of such series (whether at maturity, upon redemption, upon acceleration or otherwise), (c) the Company shall fail to perform or observe any other term, covenant or agreement contained in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than such series) for a period of 90 days after written notice thereof, as provided in the Indenture, (d) certain events of bankruptcy, insolvency or reorganization shall have occurred, (e) the Company shall fail to convert any of the Debt Securities of such series in accordance with the Indenture and such default shall continue for 45 days, or (f) the Company has not complied with any other covenant the noncompliance with which would specifically constitute an Event of Default with respect to Debt Securities of such series. (Section 5.1)

     The Indenture provides that, (a) if an Event of Default due to the default in payment of principal of, or interest on, any series of Debt Securities, or due to the default in performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities, or due to the default in the conversion of any series of Debt Securities, shall have occurred and be continuing, either the Trustee or the holders of 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal of all Debt Securities of such series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to default in the performance of any other of the covenants or agreements in the Indenture applicable to all outstanding Debt Securities or due to certain events of bankruptcy, insolvency and reorganization of the Company, shall have occurred and be continuing, either the Trustee or the holders of 25% in principal amount of all Debt Securities then outstanding (treated as one class) may declare the principal of all Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on the Debt Securities or in the conversion of any Debt Security in accordance with the Indenture) by the holders of a majority in principal amount of the Debt Securities of such series (or of all series, as the case may be) then outstanding. (Sections 5.1 and 5.10)

     The holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any rule of law or the Indenture. (Section 5.9) Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with any such direction. (Section 5.6)

     The Company will be required to furnish to the Trustee annually a statement of certain officers of the Company to the effect that, to the best of their knowledge, the Company is not in default in the performance of the terms of the Indenture or, if they have knowledge that the Company is in default, specifying such default. (Section 3.5)

     The Indenture requires the Trustee to give to all holders of outstanding Debt Securities of any series notice of any default by the Company with respect to that series, unless such default shall have been cured or waived; however, except in the case of a default in the payment of principal of (and premium, if any) or interest on any outstanding Debt Securities of that series or in the payment of any sinking fund installment, the Trustee is entitled to withhold such notice in the event that the board of directors, the executive committee or a trust committee of directors or certain officers of the Trustee in good faith determine that withholding such notice is in the interest of the holders of the outstanding Debt Securities of that series. (Section 5.11)

DEFEASANCE AND DISCHARGE

     The following defeasance provision will apply to the Offered Debt Securities unless the Prospectus Supplement indicates otherwise.

     The Indenture provides that, unless the terms of any series of Debt Securities provide otherwise, the Company will be discharged from obligations in respect of the Indenture and the outstanding Debt Securities of such series (including its obligation to comply with the provisions referred to under "Certain Covenants of the Company," if applicable, but excluding certain other obligations, such as the obligation to pay principal of, premium, if any, and interest, if any, on the Debt Securities of such series then outstanding, obligations of the Company in the event of acceleration following default referred to in clause (a) above under "Events of Default" and obligations to register the transfer of, convert or exchange such outstanding Debt Securities and to replace stolen, lost or mutilated certificates), upon the irrevocable deposit, in trust, of cash or U.S. Government obligations (as defined) which through the payment of interest and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and mandatory sinking fund payments in respect of such outstanding Debt Securities on the stated maturity of such payments in accordance with the terms of the Indenture and such outstanding Debt Securities, provided that the Company has received an opinion of counsel to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of the outstanding Debt Securities of such series and that certain other conditions are met. (Section 10.1)

MODIFICATION OF THE INDENTURE

     The Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to: (a) secure any Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of the Company, (c) add covenants for the protection of the holders of Debt Securities, (d) cure any ambiguity or correct any inconsistency in the Indenture, (e) establish the form or terms of Debt Securities of any series and provide for adjustment of conversion rights, and
(f) evidence the acceptance of appointment by a successor trustee. (Section 8.1)

     The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Debt Securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected, provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the stated maturity of the principal of any Debt Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or impair the right to institute suit for the enforcement of any such payment when due or of any conversion thereof, or affect any right to convert any Debt Security, or change the currency in which the principal thereof (including any amount in respect of original issue discount) or interest thereon is payable, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy, or alter certain provisions of the Indenture relating to Debt Securities not denominated in U.S. dollars, or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series the consent of the holders of which is required for any such modification. (Section 8.2)

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

     The Company may, without the consent of the Trustee or the holders of Debt Securities, consolidate or merge with, or convey, transfer or lease its properties and assets substantially as an entirety to, any other corporation, provided that any successor corporation is a corporation organized under the laws of the United States of America or any state thereof or it agrees to indemnify and hold harmless the holders of the Debt Securities, or any interest coupons appertaining thereto, against certain taxes and expenses and that such successor corporation expressly assumes all obligations of the Company under the Debt Securities and that certain other conditions are met, and, thereafter, except in the case of a lease, the Company shall be relieved of all obligations thereunder. (Article Nine)

REDEMPTION

     The following provisions apply to the Offered Debt Securities unless the Prospectus Supplement indicates otherwise.

     Offered Debt Securities that are redeemable in whole or in part at the option of the Company will be so redeemable (i) if such Offered Debt Securities are issuable in registered form, on at least 30 but not more than 60 days' notice to the holders of such registered Offered Debt Securities to be redeemed and (ii) if such Offered Debt Securities are issuable in bearer form, on at least 30 but not more than 60 days' notice to the holders thereof who have filed their names and addresses with the Trustee as permitted under the Indenture and by publication in certain newspapers in New York, London and, in certain circumstances, Luxembourg once in each of three successive calendar weeks, with the first such publication at least 30 but not more than 60 days prior to the date fixed for redemption. (Section 12.2)

     Once notice of redemption has been given with respect to Offered Debt Securities that are redeemable in whole or in part at the option of the Company, such Offered Debt Securities will become due and payable on the date and at the place stated in such notice at the applicable redemption price, together with interest accrued to the date fixed for redemption. On and after such date fixed for redemption, such Offered Debt Securities will, with certain limited exceptions, cease to accrue interest and the unmatured coupons, if any, appertaining thereto will be void. (Section 12.4)

     With respect to Offered Debt Securities that are subject to a mandatory sinking fund, the Indenture provides that the Company may deliver such Offered Debt Securities to the Trustee or credit such Offered Debt Securities that have been redeemed (otherwise than through operation of such mandatory sinking fund) or previously delivered to the Trustee for cancellation, at the sinking fund redemption price applicable thereto, in lieu of making all or any part of such mandatory sinking fund payment in cash. Subject to a right of carryover if the amount in the applicable sinking fund in any year is less than $50,000, the Indenture provides that the Trustee will apply cash sinking fund payments to the redemption of such Offered Debt Securities on the applicable sinking fund payment date. (Section 12.6)

APPLICABLE LAW

     The Debt Securities and the Indenture will be governed by and construed in accordance with the laws of the State of New York. (Section 11.8)

                        DESCRIPTION OF THE CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 500,000,000 shares of common stock, par value $1.00 per share (the "Common Stock"), and 10,000,000 shares of Preferred Stock, par value $25.00 per share (the "Preferred Stock"). As of March 31, 1996, there were issued 189,626,360 shares of Common Stock, of which 140,725 were treasury shares and 189,485,635 were outstanding, and the Company had no Preferred Stock issued or outstanding.

     The following summary of the terms of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of Delaware law and the Company's Restated Certificate of Incorporation, as amended (the "Charter").

COMMON STOCK

     The holders of shares of Common Stock, subject to the preferential rights of the holders of any shares of Preferred Stock of the Company, are entitled to dividends when and as declared by the Board of Directors. The holders of the Common Stock have one vote per share on all matters submitted to a vote of the shareholders, and the right to the net assets of the Company in liquidation after payment of any amounts due to creditors and in respect of any Preferred Stock of the Company. Holders of shares of Common Stock are not entitled as a matter of right to any preemptive or subscription rights and are not entitled to cumulative voting for directors. All outstanding shares of Common Stock are, and the shares of Common Stock issued hereunder upon any conversion or exchange of Debt Securities or Preferred Stock will be, fully paid and nonassessable.

     The By-Laws of the Company provide that the annual meeting of shareholders shall be held on such day in the month of April of each year as is designated by the Board of Directors and as stated in a written notice, which notice is mailed or delivered to each shareholder at least 10 days prior to any shareholder meeting.

     The Company is authorized to issue additional shares of common stock without further stockholder approval (except as may be required by applicable law or stock exchange regulations).

     The Transfer Agent and Registrar for the Company's Common Stock is Harris Trust and Savings Bank, 311 West Monroe Street, Chicago, Illinois 60690.

PREFERRED STOCK

     Under the Charter, the Company is authorized to issue up to 10,000,000 shares of Preferred Stock, in one or more series, with such designations and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as are stated in the Charter or any Certificate of Designation establishing such series adopted by the Board of Directors of the Company. The 10,000,000 authorized but unissued shares of Preferred Stock may be issued pursuant to resolution of the Board of Directors without the vote of the holders of any capital stock of the Company.

     Shares of Preferred Stock of the Company may be issued in one or more series and the shares of all series will rank pari passu and be identical in all respects, except that with respect to each series the Board of Directors may fix, among other things: the rate of dividends payable thereon; the time and prices of redemption; the amount payable upon voluntary liquidation; the retirement or sinking fund, if any; the conversion rights, if any; the voting rights, if any, in addition to the voting right described below; the restrictions, if any, upon creation of indebtedness of the Company, or any subsidiary thereof, or the issuance of stock ranking on a parity with or senior to the shares of Preferred Stock either as to dividends or upon liquidation; the restrictions, if any, on the payment of dividends upon, or on the acquisition of, the Common Stock or upon any other class or classes of stock of the Company (other than Preferred Stock) ranking on a parity with or junior to the shares of Preferred Stock either as to dividends or upon liquidation; and the number of shares to comprise such series. Each series of Preferred Stock will be entitled to receive an amount payable upon liquidation, dissolution or winding up, fixed for each series, plus all dividends accumulated to the date of final distribution, before any payment or distribution of assets of the Company is made on Common Stock. Shares of Preferred Stock that have been issued and reacquired in any manner by the Company (including shares redeemed, shares purchased and retired and shares that have been converted into shares of another series or class) may be reissued as part of the same or another series of Preferred Stock.

PREFERRED STOCK DEPOSITARY SHARES

     The Company may, at its option, elect to offer receipts for fractional interests ("Depositary Shares") in Preferred Stock. In such event, receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock, will be issued as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a deposit agreement (the "Deposit Agreement") between the Company and the depositary named in the Prospectus Supplement relating to such shares (the "Preferred Stock Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion, exchange, subscription and liquidation rights). The following summary of certain provisions of the Deposit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Deposit Agreement, including the definitions therein of certain terms. Whenever particular sections of the Deposit Agreement are referred to, it is intended that such section shall be incorporated herein by reference. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

     The Preferred Stock Depositary will distribute to holders of Depositary Receipts all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders. (Deposit Agreement sec. 4.01)

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may sell such property and distribute the net proceeds from such sale to such holders. (Deposit Agreement sec. 4.02)

     Upon surrender of a Depositary Receipt at the corporate trust office of the Preferred Stock Depositary and upon payment of the taxes, charges and fees provided for in the Deposit Agreement and subject to the terms thereof, the holder of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of Preferred Stock and any money or other property, if any, represented by such Depositary Shares.

     If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as may be determined by the Preferred Stock Depositary. (Deposit Agreement sec. 2.08)

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Stock. (Deposit Agreement sec. 4.05)

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement will terminate only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding-up of the Company and such distribution has been distributed to the holders of Depositary Receipts. (Deposit Agreement sec.sec. 6.01, 6.02)

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Preferred Stock Depositary in connection with the initial deposit of the Preferred Stock and issuance of Depositary Receipts, all withdrawals of shares of Preferred Stock by owners of Depositary Shares and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts. (Deposit Agreement sec. 5.07)

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary and its acceptance of such appointment. Such successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (Deposit Agreement sec. 5.04)

     The Preferred Stock Depositary will forward to holders of Depositary Receipts all reports and communications from the Company which are delivered to the Preferred Stock Depositary and which the Company is required or otherwise determines to furnish to the holders of the Preferred Stock. (Deposit Agreement sec. 4.07)

     Neither the Preferred Stock Depositary nor the Company will be liable under the Deposit Agreement to holders of Depositary Receipts other than for its negligence, willful misconduct or bad faith. Neither the Company nor the Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely upon written advice of its counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine. (Deposit Agreement sec. 5.03)

SHAREHOLDERS RIGHTS PLAN

     In June 1988, the Board of Directors of the Company adopted a Shareholders Rights Plan and declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of the Common Stock. As a result of a two-for-one stock split announced June 15, 1995, half a Right is attached to each outstanding share of Common Stock. When exercisable, each Right entitles the registered holder to purchase from the Company a unit consisting of one onehundredth of a share (a "Unit") of Participating Cumulative Preferred Stock, par value $25.00 per share (the "Preferred Stock"), at a purchase price (the "Purchase Price") of $200 per Unit, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement between the Company and Harris Trust and Savings Bank, as Rights Agent. The Rights Agreement contains provisions that could have the effect of delaying, deferring or preventing a merger, tender offer or other takeover attempt of the Company.

     The Rights are attached to all outstanding shares of Common Stock, and no separate Rights certificates will be distributed. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of: (i) 10 days following the date (the "Stock Acquisition Date") of any public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock, or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. Until the Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after June 30, 1988 will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on June 17, 1998 unless previously redeemed by the Company as described below.

     As soon as practicable after the Distribution Date, Right certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Right certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, with certain exceptions, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

     In the event that any person becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the Purchase Price of the Right. In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction or
(ii) 50% or more of the Company's assets or earning power is sold, each holder of a Right shall thereafter have the right to receive, upon exercise, Common Stock of the acquiring company having a value equal to two times the Purchase Price of the Right. The events described in this paragraph are referred to as "Triggering Events."

     The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

     The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right by the Board of Directors at any time until the tenth day after the Stock Acquisition Date (or such later date as a majority of the Continuing Directors (as defined below) then in office may determine). Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

     The term "Continuing Director" means (i) any member of the Board of Directors who was a member of the Board prior to the time the Acquiring Person becomes such, and (ii) any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors. Continuing Directors do not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities.

     Until a Right is exercised, the holder will have no rights as a shareholder of the Company (beyond those as an existing shareholder), including the right to vote or to receive dividends.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to correct or supplement any provision contained therein which may be defective or inconsistent with any other provisions, to make changes which do not adversely affect the interests of holders of Rights or to shorten or lengthen any time period under the Rights Agreement; provided, however, that the Rights Agreement may not be amended to lengthen (i) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable or (ii) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or benefits to, the holders of Rights.

                              PLAN OF DISTRIBUTION

     Offered Securities may be sold (i) through agents, (ii) through underwriters, (iii) through dealers, (iv) through remarketing firms or (v) directly to purchasers (through a specific bidding or auction process or otherwise).

     Offers to purchase Offered Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Offered Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold.

     If an underwriter or underwriters are utilized in the sale of Offered Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement which will be used by the underwriters to make resales of Offered Securities.

     If a dealer is utilized in the sale of Offered Securities, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

     Offers to purchase Offered Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating thereto.

     Offered Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Offered Securities remarketed thereby.

     Agents, underwriters, dealers and remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters, dealers or remarketing firms, or their affiliates may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Such Contracts will be subject only to those conditions set forth in the Prospectus Supplement. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by the Company.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Richard J. Agnich, Senior Vice President, Secretary and General Counsel of the Company. Mr. Agnich beneficially owns, and has rights to acquire under various employee benefit plans of the Company, an aggregate of less than 1% of the Common Stock of the Company.

     Certain legal matters relating to the Offered Securities will be passed upon for underwriters and certain other purchasers by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated therein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Commission) and upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Registration fees.........................................................  $172,414
    Trustee's fees............................................................    10,000
    Costs of printing and engraving...........................................    13,000
    Legal fees................................................................     5,000
    Accounting fees...........................................................     3,000
    Blue sky fees and expenses................................................    15,000
    Miscellaneous.............................................................     1,586
                                                                                --------
              Total...........................................................  $220,000
                                                                                ========

     All amounts estimated except for registration fees.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended, generally permits the Registrant to indemnify its officers and directors for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such officer or director in connection with any action, suit or proceeding to which such officer or director is made a party by reason of the fact that such officer or director was or is an officer or director of the Registrant if such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Article VI, Section 2 of the Registrant's By-laws provides that the Registrant shall indemnify its officers and directors for such expenses, judgments, fines and amounts paid in settlement to the full extent permitted by the laws of the State of Delaware.

     Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Article Sixth of the Registrant's Restated Certificate of Incorporation contains such a provision.

     Under insurance policies of the Registrant, directors and officers of the Registrant may be indemnified against certain losses arising from certain claims, including claims under the Securities Act of 1933, which may be made against such persons by reason of their being such directors or officers.

     See the forms of proposed Underwriting Agreements filed as Exhibits 1(b) and (1)(c) for certain indemnification provisions.

ITEM 16. EXHIBITS

         1(a)        -- Form of proposed Underwriting Agreement relating to the Debt
                        Securities.
         1(b)        -- Form of proposed Texas Instruments Incorporated Underwriting
                        Agreement Standard Provisions (Debt), with form of proposed Delayed
                        Delivery Contract attached as Schedule I thereto.
         1(c)        -- Form of proposed Underwriting Agreement relating to the Preferred
                        Stock, Common Stock and convertible Debt Securities (to be filed as an Exhibit to a Current Report on 8-K and incorporated herein by reference).
         4(a)        -- Indenture dated as of             , 1996 between the Company and
                        Citibank, N.A. relating to the Debt Securities.
         4(b)        -- Form of Debt Securities. Any other form or forms of Debt Securities with respect to a particular offering will be filed as an Exhibit to a Current Report on Form 8-K and incorporated herein by reference.
         4(c)        -- Form of Deposit Agreement.
         4(d)        -- Form of Depositary Receipt for the Company's Depositary Shares
                        (included in Exhibit 4(c)).
         5           -- Opinion of Richard J. Agnich, Esq.
        12           -- Computation of Ratio of Earnings to Fixed Charges and Ratio of
                        Earnings to Combined Fixed Charges and Preferred Stock Dividends
                        (incorporated by reference to Exhibit 12 to the Registrant's
                        Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).
        23(a)        -- Consent of Independent Public Accountants.
        23(b)        -- Consent of Richard J. Agnich, Esq. (included in Exhibit 5).
        24           -- Powers of Attorney for the Directors of the Company.
        25           -- Form T-I Statement of Eligibility and Qualification of the Trustee
                        under the Trust Indenture Act of 1939.

ITEM 17. UNDERTAKINGS.

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that the undertakings set forth in paragraph (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise (but that term shall not include the insurance policies referred to in Item 15), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person, in connection with the securities registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 9th day of May, 1996.

                                            TEXAS INSTRUMENTS INCORPORATED

                                            By /s/  WILLIAM A. AYLESWORTH
                                              ---------------------------------
                                                   William A. Aylesworth
                                            Senior Vice President, Treasurer and
                                                  Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of May, 1996.

                  SIGNATURE                                         TITLE
- ---------------------------------------------    --------------------------------------------
          /s/  JAMES R. ADAMS*                                     Director
- ---------------------------------------------
               James R. Adams

          /s/  DAVID L. BOREN*                                     Director
- ---------------------------------------------
               David L. Boren

         /s/  JAMES B. BUSEY IV*                                   Director
- ---------------------------------------------
              James B. Busey IV

      /s/  GERALD W. FRONTERHOUSE*                                 Director
- ---------------------------------------------
           Gerald W. Fronterhouse

          /s/  DAVID R. GOODE*                                     Director
- ---------------------------------------------
               David R. Goode

         /s/  JERRY R. JUNKINS*                       Chairman of the Board; President;
- ---------------------------------------------         Chief Executive Officer; Director
              Jerry R. Junkins

          /s/  WILLIAM S. LEE*                                     Director
- ---------------------------------------------
               William S. Lee

        /s/  WILLIAM B. MITCHELL*                          Vice Chairman; Director
- ---------------------------------------------
             William B. Mitchell

         /s/  GLORIA M. SHATTO*                                    Director
- ---------------------------------------------
              Gloria M. Shatto

         /s/  WILLIAM P. WEBER*                            Vice Chairman; Director
- ---------------------------------------------
              William P. Weber

                                                                   Director
- ---------------------------------------------
             Clayton K. Yeutter

       /s/  WILLIAM A. AYLESWORTH                     Senior Vice President; Treasurer;
- ---------------------------------------------              Chief Financial Officer
            William A. Aylesworth

        /s/  MARVIN M. LANE, JR.*                    Vice President; Corporate Controller
- ---------------------------------------------
             Marvin M. Lane, Jr.

*By     /s/ WILLIAM A. AYLESWORTH
   ------------------------------------------
            William A. Aylesworth
              Attorney-in-Fact

                               INDEX TO EXHIBITS

  NUMBER
- ----------
    1(a)   -- Form of proposed Underwriting Agreement relating to the Debt
              Securities.
    1(b)   -- Form of proposed Texas Instruments Incorporated Underwriting
              Agreement Standard Provisions (Debt), with form of proposed Delayed
              Delivery Contract attached as Schedule I thereto.
    1(c)   -- Form of proposed Underwriting Agreement relating to the Preferred
              Stock, Common Stock and convertible Debt Securities (to be filed as an Exhibit to a Current Report on 8-K and incorporated herein by reference).
    4(a)   -- Indenture dated as of             , 1996 between the Company and
              Citibank, N.A. relating to the Debt Securities.
    4(b)   -- Form of Debt Securities. Any other form or forms of Debt Securities with respect to a particular offering will be filed as an Exhibit to a Current Report on Form 8-K and incorporated herein by reference.
    4(c)   -- Form of Deposit Agreement.
    4(d)   -- Form of Depositary Receipt for the Company's Depositary Shares
              (included in Exhibit 4(c)).
    5      -- Opinion of Richard J. Agnich, Esq.
   12      -- Computation of Ratio of Earnings to Fixed Charges and Ratio of
              Earnings to Combined Fixed Charges and Preferred Stock Dividends
              (incorporated by reference to Exhibit 12 to the Registrant's
              Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).
   23(a)   -- Consent of Independent Public Accountants.
   23(b)   -- Consent of Richard J. Agnich, Esq. (included in Exhibit 5).
   24      -- Powers of Attorney for the Directors of the Company.
   25      -- Form T-I Statement of Eligibility and Qualification of the Trustee
              under the Trust Indenture Act of 1939.